Exhibit 10.6

Listing & Financing Consultancy Agreement

Party A: Henan Shuncheng Group Coal Coke Co., Ltd.
Party B: USA Wall Street Capital United Investment Group Limited

This agreement is entered into as of June 1, 2010 among the following parties in Chaoyang Distruct, Beijing, the People’s Republic of China (the “PRC”):
(1)	Henan Shuncheng Group Coal Coke Co., Ltd. (hereinafter referred to as Party A)
(2)	USA Wall Street Capital United Investment Group Limited (hereinafter referred to as Party B)
(3)	Party A’s shareholders:

(3-1) Name: Wang Xinshun  Nationality:   PRC
ID No.: 410522196102260639 Address: Anyang City, Henan Province, PRC
(3-2) Name: Wang Xinming  Nationality:   PRC
ID No.: 410522195606100634 Address: Anyang City, Henan Province, PRC
(3-3) Name: Cheng Junsheng Nationality:    PRC
ID No.: 41522197712280615 Address: Anyang City, Henan Province, PRC

Definitions and Interpretation

Unless otherwise specified, the following expressions have the following meanings in this agreement:
SEC: refers in particular to U.S. Securities and Exchange Commission.
Shell Company: refers to a legal valid listed company with no legal dispute and debt which is legally registered in SEC.
Listed Company: refers to a public company which is legally registered in SEC.
Holding Company: refers to a company incorporated overseas which is held by the actual controller of Party A.
SPAC Company: refers in particular to a cash shell company which is merged with Party A to realize the reverse merge of Party A.
GAAP: refers in particular to Generally Accepted Accounting Principle.
PCAOB: refers in particular to Public Company Accounting Oversight Board.

USA Wall Street Capital United Investment Group Limited

Article 1
Party A and its shareholders engaged Party B as its exclusive financial consultant to provide services for Party A’s listing and financing in USA and Party B accepted such engagement.  For the purposes of equal cooperation and mutual development, and upon friendly negotiations, the Parties hereby reach and conclude this Agreement and reduce such Agreement to writing.

Article 2	The financial consulting services provided by Party B to Party A includes but is not limited to:

2.1	Listing: assist Party A to be listed in the U.S. stock exchanges;
2.2	Financing: recommend Party A to the fund and investors, to raise fund for Party A through debt financing, equity financing, etc.

Party A agrees to accept all the services provided by Party B.  During the effective term of this Agreement, except the third party designated by Party B, without any written consent from Party B, Party A shall not accept any financing and listing services provided by any third party and shall not cooperate with any third party on the matters contained herein.

Article 3	Key Steps of the Listing and Financing

3.1
First Step: Party B is responsible for arranging for the purchase of an American public company which is listed in the U.S. markets (hereinafter as “Shell Company”) and which is approved by U.S. Security Exchange Commission (“SEC”).

3.2
Second Step: After Party A completes relevant onshore and offshore reorganizations and provides Party B the qualified legal due diligence report and U.S. GAAP audit report, with the lawyer to be responsible for the legal documents and the working schedules, Party A shall complete the merger with the American Shell Company through a series of agreement arrangements to realize the listing in America.

3.3
Third Step: After Party A and the Shell Company merged, Party B shall assist Party A to do relevant preparations required by U.S. SEC, to arrange the road show activities, to conduct the public offering, and to raise fund for the enterprise’s further expansion and development.

USA Wall Street Capital United Investment Group Limited

Article 4	Expected Earnings Committed by Party A

The legal net profit after tax of 2009 is above 16 million USD, the legal net profit after tax of 2010 is above 18 million USD and the legal net profit after tax of 2011 is above 20 million USD.

Special Note:
(1) The net profit after tax in USD provided in this Article is calculated based on the average exchange rate of RMB to USD of that year.

(2) The sole criterion for the above financial data shall be the submitted U.S. GAAP audit result after the auditing conducted by the account firm with PCAOB qualification.

Article 5	Party A’s Responsibilities and Obligations

5.1
Party A shall establish a special team to cooperate with Party B to conduct the pre-listing preparatory work (including the design work of financial system, legal system and business mode, etc.), and Party A appoints _Wang Feng____ to be Party A’s contact person (Tel: _____ and Mobile: _____) to take charge of all correspondence delivery.

5.2
Party A shall provide all the documents and materials required for the listing to Party B or to Party B’s designated professional consultants timely according to Party B’s requirements, and shall make revisions or adjustments to relevant parameters and documents according to Party B’s requirement raised based on American laws and regulations.  Party A shall ensure its provided documents are true, complete, adequate, accurate and valid.

5.3
Party A shall ensure that it does not have any existing or potential debt disputes or other legal disputes; Party A shall also ensure that its financial status remain clear, and there is no big difference between the financial data provided by Party A and the actual data after the auditing.

5.4
In order to procure Party A to obtain relevant legal and financial documents for the listing and financing as soon as possible, Party A shall fully cooperate with the American auditors, lawyers and other professionals recommended by Party B, and shall pay relevant expenses on time.

5.5	Party A shall timely, honestly, and fully answer the questions raised by Party B, the investor, other agencies recommended by Party B and the SEC.
5.6	Party A shall spare no effort to operate the enterprise’s business, to ensure reaching the expected business goal of the enterprise.
5.7	Party A shall coordinate with Party B to complete the road show, press conference and the fund promotion event and other activities arranged by Party B for the listed company.
5.8	Party A and its shareholders shall pay Party B the consulting service fees according to this Agreement and other relevant agreements.

USA Wall Street Capital United Investment Group Limited

Article 6	Obligations and Liabilities of Party B

6.1
Party B shall seek qualified listing shell and investors for benefit of Party B and provide assistance in trade between Party A and the listed shell or the investors. Party B designates Gong Sen Shan as the contact person (Telephone 010-84094175 and Cell 13552726772) who will be in charge of communications related.

6.2	Party B shall be responsible for the selection of qualified accounting firm, law offices, assessment firm and other intermediate agencies.
6.3
Review and analyze Party A’s market value, operation system and financial condition; analyze and assist Party A to determine the anticipated operation achievements, fund demand and financing form; propose and implement the scheme for Party A’s listing in America stock exchanges.

6.4
Party B shall instruct, assist, coordinate Party A to complete all the pre-listing preparation work (including design of financial system, legal system, business model and other jobs), so that Party A will be in full compliance with legal requirements and listing qualification of the United States.

6.5
Party B may provide Party A consultation services regarding American laws, accounting principles and transaction rules on its own or through its designated intermediate agencies. Party B shall introduce and promote the listing company to institutional investors, fund investors or individual investors on its own or through designated intermediate agencies.

6.6
Party B shall introduce and recommend various financial instruments to the Listed Company on its own or through its designated agencies, and shall keep liaison with stock market maker, stock conversion institute, financial public relationship institute, financial printing company, and financial analysis company, etc. for Party A.

Article 7	Oversea Listing Expenses and Party B’s Remuneration

7.1	All the expenses arising from the oversea listing and financing shall be borne by Party A.
7.2	Equity and Payment
7.2.1
After the successful purchase of the American shell, Shareholders of Party A agree to transfer 20% of shareholdings or its equivalent (including but not limited to cash, material possession, interests or stocks of listed company) of the after-incorporation company to Party B or any person, entity or organization designated by Party B as contingent fee. Party A shall not require Party B to pay any additional cash, property or other equivalent as consideration for this share transfer.

7.2.2
Base on the actual needs in the listing process and the laws of People’s Republic of China and the United States, parties hereto may execute supplemental agreement as of the time and form for Party B’s shareholder to transfer shares as consideration to Party A’s financial consultant service.

7.3
After the closing of oversea listing, Party A’s rights and obligations hereunder shall be assumed by the listing company; the listing company and Party A’s shareholder shall be liable for post-closing expenses, including but not limited to: fees related to maintaining listing company’s listing status, and service fee in accordance with this Agreement and other related agreements.

Article 8	Warranty Clause

8.1
It is a complex systematic project for the capital operation of listing and financing, so the trust and cooperation among the parties is particularly important. Party A hereby guarantees that he will listen to and accept the legitimate and reasonable proposal put forward by Party B during the process of capital operation in U.S. Party B hereby guarantees that all the proposals shall be put forward under the consideration of maximizing Party A’s long-term interests, and undertakes that he will make every effort to provide financing services for Party A by making full use of various resources with his professional skills under the principle of honest, which is the guild regulation of American investment banking.

8.2	If the merge and financing activities are stopped half-way by Party A, or the merge business is failed due to Party A’s reason, Party A shall compensate Party B for all its losses.
8.3
During the effective period of this agreement, Party A shall not come to an agreement with the investor, lawyer, auditor or other institutes and personnel other than Party B or being recommended by Party B. Otherwise, it will be deemed that Party B has performed all the obligations hereunder, and Party B has the right to request Party A to pay all the remuneration and fees specified herein.

USA Wall Street Capital United Investment Group Limited

Article 9	Confidentiality Clause

During the process of cooperation, each party shall confidentially and safely keep the information or data disclosed to Party B by the other party, including but not limited to the customer lists, statements, business plan, business mode, and company resolution. Without the written consent of rightful owner, the party who disclose such information on purpose or by mistake shall bear the responsibilities of paying compensation for damage and taking remedial measures.

Article 10	Liabilities for Breach of Contract

10.1
Parties hereto shall abide by terms and conditions hereof based on honesty and good will. Unless force majeur occurs, in case that Party A ceases its process to be listed not for reason of Party B or breach other provisions hereof, then Party A shall pay to Party B a liquidated damages of 1 million USD as a penalty in addition to compensate any losses caused to Party B.

10.2
In case that the listing process fails or financing fund is not in place for reasons at Party B’s side, then Party B shall return Party A all the deposits paid by Party A and pay Party A liquidated damages of 1 million USD as a penalty in addition to compensate any losses caused to Party A.

10.3
This Agreement and its supplemental agreement may involve entities (including but not limited to holding company, wholly owned company or new company after incorporation between Party A and the target company) established by Party A or its shareholders for purpose of oversea listing and financing; for such entities may not be established, registered or purchased as of this Agreement and its supplemental agreement, Party A shall, upon the establishment, registration or purchase of such entities, cause as a precondition to the establishment, registration or purchase of such entities that the entities shall be bound by this Agreement and its supplemental agreement as of its establishment, registration or purchase.  In case that such entities decline to be bound by this Agreement and its supplemental agreement, then obligations and rights of such entities shall be assumed by Party A and its shareholders; further, Party A and its shareholders shall, jointly and severally, be liable for any legal liabilities in connection with such entities’ declination to subsequently confirm and perform this Agreement and its supplemental agreement.

USA Wall Street Capital United Investment Group Limited

Article 11	Supplement and Amendment

11.1	The parties shall negotiate and resolve any further matters which are not covered in this Agreement and shall enter into a supplement agreement in writing.
11.2	This agreement is written in Chinese, in sextuplicate and each party retaining three copies thereof. All the copies have the same legal effect.

Article 12	Commencement and Term

This agreement shall be effective as of the date of being signed or sealed by both parties hereof and its term shall end five years from the effective date.

Article 13	Dispute Settlement and Applicable Law

13.1
Both parties’ activities in China and the issued legal documents shall be governed by law of PRC. Both parties shall bear their respective responsibilities for their activities in China and the issued legal documents. All the services supplied by Party B to Party A in America shall be governed by American law, and Party B shall bear the corresponding responsibility.

13.2
Any disputes arising from the process of performing the contract shall be settled through the consultation by both parties. In case the dispute cannot be resolved through consultation, the dispute shall be submitted to the People’s Court in Chaoyang District, Beijing . The applicable law is the law of the People’s Republic of China.

13.3	This Agreement shall supersede any prior oral or written understanding between Party A and Party B.

Party A: Henan Shuncheng Group Coal Coke Co., Ltd.
Seal:
Signature of representative: /s/ Wang Xinshun
Signature of company’s shareholder:
Date: June 1, 2010

USA Wall Street Capital United Investment Group Limited

Party B: USA Wall Street Capital United Investment Group Limited
Signature of representative:  /s/ Wang Yushu
Seal:
Date: 2010 (year) 6 (month) 1 (day)
Signed at: